                                AMENDED AND RESTATED

                            CERTIFICATE OF INCORPORATION

                                         OF

                                     BIEX, INC.


     Biex, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify that the Company was originally incorporated on November 1, 1991 pursuant to the General Corporation Law of the State of Delaware (the "General Corporation Law"); that the amendments to the Company's Restated Certificate of Incorporation contained in the following resolutions were adopted and approved by the Company's Board of Directors and stockholders in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law; and that notice was provided in accordance with said Section 228:

     "NOW, THEREFORE, BE IT RESOLVED, that the Restated Certificate of Incorporation be amended and restated in its entirety as follows:

     FIRST:  The name of the Company is Biex, Inc.

     SECOND: The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

     THIRD: The nature of the business and purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

     FOURTH: The total number of shares of stock which the Company shall have authority to issue is 37,250,677 of which 14,004,513 shares shall be designated Preferred Stock, each having a par value of $.001, and of which 23,246,164 shares shall be designated Common Stock (the "Common"), each having a par value of $.00001.


                                         1.

     The Preferred Stock shall be divided into series. The first series shall consist of 1,592,307 shares and is designated "Series A Preferred Stock." The second series shall consist of 1,882,206 shares and is designated "Series B Preferred Stock." The third series shall consist of 3,030,000 shares and is designated "Series C Preferred Stock." The fourth series shall consist of 2,500,000 shares and is designated "Series D Preferred Stock." The fifth series shall consist of 5,000,000 shares and is designated "Series E Preferred Stock."

     The rights, preferences, privileges, restrictions and other matters relating to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are as follows:

     SECTION 1. GENERAL DEFINITIONS. For purposes of this Article IV the following definitions shall apply:

            (a) "JUNIOR STOCK" shall mean all Common and any other capital stock of this Company other than the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series E Preferred.

            (b) "PREFERRED STOCK" shall mean the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred.

            (c) "SUBSIDIARY" shall mean any corporation at least 50% of whose outstanding voting shares shall at the time be owned by this Company or by one or more of such subsidiaries.

     SECTION 2.     DIVIDENDS.

            (a) DIVIDENDS. The Series A Preferred shall receive dividends if and when declared by the Board of Directors. The Series B Preferred and Series C Preferred shall receive dividends, on a cumulative basis, when and as declared by the Board of Directors, at the rate of $0.06 per annum commencing on the date of issuance and cumulating until the Original Issue Date of the Series E Preferred (as defined in Section 5(c) hereof), and the Series D Preferred shall receive dividends, on a cumulative basis, when and as declared by the Directors at the rate of $0.09 per annum commencing on the date of issuance and cumulating until the Original Issue Date of the Series E Preferred (collectively, the "Cumulative Dividends"). After the Original Issue Date of the Series E Preferred, except for the Cumulative Dividends, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred shall receive dividends if and when declared by the Board of Directors. The Cumulative Dividends as of the last day of each calendar quarter prior to the Original Issue Date of the Series E Preferred will be declared by the Board of Directors on a quarterly basis and any cumulated and undeclared dividends as of the Original Issue Date of the Series E Preferred will be declared as of such date, and the Cumulative Dividends will be declared upon any payment of the liquidation preference pursuant to Section 3(a) hereof, any redemption pursuant to
Section 4(c) hereof or any conversion of shares of Preferred Stock pursuant to Section 2(c) hereof. However, except in the case of a payment pursuant to
Section 2(c), 3(a) or 4(c), the Cumulative Dividends will not be paid as to the Series B Preferred during the three year period commencing on October 31, 1994, as to the Series C Preferred during the four-year period commencing on June 26, 1995

                                         2.

or as to the Series D Preferred during the four-year period commencing on August 15, 1996 (the "Tolling Period"). After such Tolling Period, all declared but unpaid Cumulative Dividends shall be paid as to the Series B Preferred, no later than the later of December 31, 1997 or when permitted pursuant to Section 2(b), as to the Series C Preferred, no later than August 26, 1999, or as to the Series D Preferred no later than October 15, 2000. Payment of Cumulative Dividends will be subject to compliance with any applicable statutory distribution restrictions, but Cumulative Dividends will be payable as soon as legally permissible in the event any such restrictions would not allow payment pursuant to this Section 2. Cumulative Dividends may be paid on the Series D Preferred in cash, Common Stock, Series D Preferred Stock or any combination thereof as chosen by the Board of Directors at the time of declaring and paying such Cumulative Dividends. Cumulative Dividends may be paid on the Series C Preferred in cash, Common Stock, Series C Preferred Stock or any combination thereof as chosen by the Board of Directors at the time of declaring and paying such Cumulative Dividends. Cumulative Dividends may be paid on the Series B Preferred in cash, Common Stock, Series B Preferred Stock, or any combination thereof as chosen by the Board of Directors at the time of declaring and paying such Cumulative Dividends. If dividends are declared and paid in Common Stock then the Common Stock shall be valued at the fair market value as determined by the Board of Directors at the time the dividend is paid. If dividends are declared and paid in Series D Preferred Stock, then the Series D Preferred Stock shall be valued at the fair market value as determined by the Board of Directors at the time the dividend is paid. If dividends are declared and paid in Series C Preferred Stock then the Series C Preferred Stock shall be valued at the fair market value as determined by the Board of Directors at the time the dividend is paid. If dividends are declared and paid in Series B Preferred Stock then the Series B Preferred Stock shall be valued at the fair market value as determined by the Board of Directors at the time the dividend is paid.

            (b) DIVIDEND PRIORITY. The Company shall make no distribution to the holders of Preferred Stock or the Junior Stock except as permitted by this Section 2. "Distribution" in this Section means the transfer of cash or property without consideration, whether by payment of a dividend or otherwise (except a dividend in shares of the Company), or the purchase or redemption of shares of the Company for cash or property, but does not include repurchase of shares from a terminated employee or consultant of the Company within the terms of an agreement applicable to such an employee or consultant providing for such repurchase. The Company shall make no distributions to the holders of the Series B Preferred in any fiscal quarter unless and until Cumulative Dividends have been declared and paid on Series C Preferred and Series D Preferred. The Company shall make no distributions to the holders of the Series A Preferred, the Junior Stock or Series E Preferred in any fiscal quarter unless and until the Cumulative Dividends have been declared and paid on the Series B Preferred, Series C Preferred and Series D Preferred. Except for the Cumulative Dividends, the Company shall make no distributions to the holders of Series D Preferred, Series C Preferred, Series B Preferred, Series A Preferred or Junior Stock unless and until dividends have been declared and paid on the Series E Preferred. The Company shall make no distributions to the holders of the Junior Stock in any fiscal quarter unless and until dividends have been declared and paid on the Series A Preferred at the rate of $.039 per share, per annum in such fiscal quarter. If the Company has paid the holders of the Series A Preferred the full amounts as described in the preceding sentence and shall elect to declare additional dividends in any fiscal quarter out of funds legally available therefor, such additional dividends shall be declared on each share of

                                      3.

Common to the extent of an amount determined by dividing the dividend preference paid on each share of Series A Preferred for the quarter by the number of shares of Common (including fractions of the share) into which each share of Series A Preferred is convertible on the record date for the declaration of such dividend. After such amount has been paid or set aside for payment on each share of Common, any remaining dividends shall be declared and paid on the Preferred Stock and Common, with each share of Preferred Stock receiving the same dividend as that paid on the number of shares of Common Stock (including fractions of a share) into which such share of Preferred Stock is then convertible.

           (c) DIVIDENDS ON CONVERSION. Upon conversion of a share of Preferred Stock into Common (i) pursuant to Section 5(n) hereof, or (ii) pursuant to Section 5(o) immediately prior to a firmly underwritten public offering of Common Stock for the account of the Company meeting all the requirements of Section 5(n) other than the price per share, all declared but unpaid dividends on each share of Preferred Stock so converted, shall be payable by the Company to the holder of such share.

    SECTION 3.     LIQUIDATION.

           (a) LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, then the holders of the Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Series A Preferred, Series B Preferred or Junior Stock by reason of their ownership thereof, on a pooled, pari passu basis, at the amount of $1.00 for each share of Series C Preferred, plus an amount equal to the total of all cumulated and unpaid dividends (including Cumulative Dividends), the amount of $1.50 for each share of Series D Preferred, plus an amount equal to the total of all cumulated and unpaid dividends (including Cumulative Dividends) and the amount of $2.50 for each share of Series E Preferred, plus an amount equal to the total of all declared and unpaid dividends. If the assets thus distributed among the holders of the Series C Preferred, Series D Preferred and Series E Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the entire assets of the Company legally available for distribution shall be distributed pro rata among such holders of the Series C Preferred, Series D Preferred and Series E Preferred at the ratio of 100:150:250, respectively.
Then the holders of the Series A Preferred and Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any assets of the Company to the holders of Junior Stock by reason of their ownership thereof, on a pooled, pari passu basis, the amount of $0.65 for each share of Series A Preferred, plus an amount equal to the total of all declared but unpaid dividends of the Series A Preferred and an amount equal to $1.00 for each share of Series B Preferred, plus an amount equal to the total of all cumulated and unpaid dividends (including Cumulative Dividends). If the assets thus distributed among the holders of the Series A Preferred and Series B Preferred shall be insufficient to permit the payment to such holders of the full preferential amount, then the remaining assets of the Company legally available for distribution shall be distributed at the ratio of 65:100 among the holders of the Series A Preferred and Series B Preferred. After payment has been made to the holders of the Preferred Stock of the full preferential amount to which they shall be entitled as aforesaid, the holders of Common shall be entitled to receive all remaining assets of the Company available for distribution. Notwithstanding the foregoing, if the Preferred Stock would receive a greater liquidation preference per share by converting into

                                      4.

Common immediately prior to the record date for a liquidating distribution, for purposes of the distribution, the Preferred Stock will be treated as having converted into Common immediately prior to such record date.

         (b) LIQUIDATION EVENTS. For purposes of this Section 3, a liquidation, dissolution or winding up of the Company shall be deemed to include the Company's sale of all or substantially all its assets or the merger or consolidation of the Company into or with any other corporation if the holders of the outstanding shares of the Company prior to such merger or consolidation do not retain a majority of the voting power of the surviving corporation. For such purposes, the exchange of securities of the surviving corporation for securities of the Company shall be deemed to constitute the distribution of assets of the Company upon liquidation, dissolution or winding up. Nothing contained in this subsection (b) shall limit the right of a holder of Preferred Stock to convert such shares into Common prior to the effective date of any such transaction.

         (c) DETERMINATION OF VALUE. The fair value of the assets to be distributed or exchanged in such event shall be determined by the Board of Directors of the Company in good faith, provided that any securities to be delivered to the holders of the Preferred Stock or Common under Section 3(a) above shall be valued as follows:

               (i) Securities that do not constitute "restricted stock," as such term is defined in Rule 144 promulgated by the Securities and Exchange Commission under the Securities Act of 1933, as amended:

                       (1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                       (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the 30-day period ending three (3) days prior to the closing;

                       (3) If there is no active public market, the value shall be the fair market value thereof, as determined by the Company's Board of Directors.

              (ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as set forth above in clauses (1) or (2) to reflect the appropriate fair market value thereof, as determined by the Company's Board of Directors, or if applicable, shall be in accordance with clause (3), giving appropriate weight to such restriction.

     SECTION 4.     REDEMPTION.

         (a)      REDEMPTION RIGHTS.  At any time after the day that is five
(5) years and one (1) day after the Original Issue Date of the Series E Preferred, the Company will (i) redeem outstanding shares of Series A Preferred requested to be redeemed pursuant to the schedule set forth below, if and when requested to do so by the holders of at least 65% of the then

                                      5.

outstanding shares of Series A Preferred, (ii) redeem outstanding shares of Series B Preferred requested to be redeemed, if and when requested to do so by the holders of at least 65% of the then outstanding shares of Series B Preferred, (iii) redeem outstanding shares of Series C Preferred requested to be redeemed, if and when requested to do so by the holders of at least 65% of the then outstanding shares of Series C Preferred, (iv) redeem outstanding shares of Series D Preferred requested to be redeemed, if and when requested to do so by the holders of at least 65% of the then outstanding shares of Series D Preferred and (v) redeem outstanding shares of Series E Preferred requested to be redeemed, if and when requested to do so by the holders of at least 65% of the then outstanding shares of Series E Preferred. If the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred calls for redemption by the relevant percentage request, (i) the Company will give immediate notice thereof to all holders of Preferred Stock pursuant to subparagraph 4(d) below, and (ii) all holders of Preferred Stock may elect to include their shares of Preferred Stock in the request for redemption by giving notice of such election to the Company within five (5) days after the date of such notice from the Company of the request for redemption. In the event such notice of redemption is given, then on the first business day of each calendar quarter commencing with the first calendar quarter that begins after such request is made, the Company shall redeem 12.5%, adjusted as necessary as to the last such quarter to result in 100% redemption at the end of such last quarter, of the shares of Preferred Stock with respect to which redemption was requested that were outstanding on the first day of the first calendar quarter in which the redemptions of such series of Preferred Stock are required, provided that all of the Series D Preferred and Series E Preferred with respect to which redemption was requested shall be redeemed prior to any Series C Preferred, and all of the Series C Preferred with respect to which redemption was requested shall be redeemed prior to any Series A Preferred or Series B Preferred being redeemed, as provided in subparagraph (c) below. After the holders give the notice requiring redemption, they shall continue to be entitled to all rights as holders of Preferred Stock until such shares are redeemed in accordance with the procedures specified below.

         (b) AVAILABILITY OF FUNDS. Notwithstanding the provisions of subparagraph (a), the Company will not be required to redeem shares in any quarter to the extent funds are not legally available. If funds are not legally available to consummate a redemption under subparagraph (a), the Company shall redeem the maximum number of shares for which funds are legally available and will continue to do so each calendar quarter thereafter until the total number of shares of Preferred Stock that it has redeemed is equal to the total number of shares that it would have redeemed at such time as if it had redeemed such series of Preferred Stock in accordance with the provisions of subparagraph (a).

        (c) REDEMPTION PRICE AND ALLOCATION. The redemption price per share for the Series A Preferred shall be $0.65, plus an amount equal to all declared but unpaid dividends on the shares being redeemed. The redemption price per share for the Series B Preferred shall be $1.00, plus an amount equal to all cumulated but unpaid dividends in the shares being redeemed.
The redemption price per share for the Series C Preferred shall be $1.00, plus an amount equal to all cumulated but unpaid dividends in the shares being redeemed. The redemption price per share for the Series D Preferred shall be $1.50, plus an amount equal to all cumulated but unpaid dividends in the shares being redeemed. The redemption price per share for the Series E Preferred shall be $2.50, plus an amount equal to all declared but unpaid

                                      6.

dividends in the shares being redeemed. All of the Series D Preferred and Series E Preferred with respect to which redemption was requested shall be redeemed prior to any Series C Preferred being redeemed. Redemption of less than all of the then outstanding shares of the Series D Preferred and Series E Preferred shall be pro rata among the holders of the Series D Preferred and Series E Preferred (as to the number of shares held on the date of redemption) so that each holder has redeemed the same percentage of the total shares of Series D Preferred and Series E Preferred held by it. Following the redemption of all of the Series D Preferred and Series E Preferred with respect to which redemption was requested, all of the Series C Preferred with respect to which redemption was requested shall be redeemed prior to any Series A Preferred or Series B Preferred being redeemed. Redemption of less than all of the then outstanding shares of the Series C Preferred shall be pro rata among the holders of the Series C Preferred (as to the number of shares held on the date of redemption) so that each holder has redeemed the same percentage of the total shares of Series C Preferred held by it. Following the redemption of all of the Series C Preferred with respect to which redemption was requested, any Series A Preferred and Series B Preferred as to which redemption was requested shall be redeemed. Redemption of less than all of the outstanding shares of Series A Preferred and Series B Preferred shall be pro rata among the holders of such Series A Preferred and Series B Preferred (as to the number of shares held on the date of redemption) so that each holder has redeemed the same percentage of the total number of shares of Series A Preferred and Series B Preferred held by it.

         (d) REDEMPTION PROCEDURES. The Company shall give notice by certified mail, postage prepaid, return receipt requested, to the holders of record of the Preferred Stock of any redemption, such notice to be addressed to each holder at the address shown in the Company's records, which notice shall specify the date of redemption, the number of shares of Preferred Stock of the holder to be redeemed and the date on which conversion rights terminate. Such notice shall be given no more than sixty (60) but no less than thirty (30) days prior the date fixed for redemption. On or after the date of redemption as specified in such notice, each holder shall surrender his certificate (or comply with applicable lost certificate provisions) for the number of shares to be redeemed as stated in the notice (except that such number of shares shall be reduced by the number of shares that have been converted pursuant to Section 5 hereof between the date of notice and the date on which conversion rights terminate) to this Company at the place specified in such notice. If less than all of the shares represented by such certificate are redeemed, a new certificate shall forthwith be issued for the unredeemed shares. Provided such notice is duly given, and provided that on the redemption date specified therein shall be a source of funds legally available for such redemption and funds necessary for the redemption shall have been deposited in a bank or trust company ten business days prior to the redemption date as hereinafter provided, then all rights with respect to such shares shall, after the specified redemption date, terminate, whether or not said certificates have been surrendered, excepting only in the latter instance the right of the holder to receive the redemption price thereof, without interest, upon such surrender (or compliance with lost certificate provisions).

         (e) BANK DEPOSIT. On or prior to the close of business on the tenth business day preceding the date of redemption, the Company shall deposit the redemption price of all shares of Preferred Stock designated for redemption in said notice and not yet converted with a bank or trust company having aggregate capital and surplus in excess of $50,000,000 as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet

                                      7.

converted with irrevocable instructions and authority to the bank or trust company to pay, on or promptly after the redemption date, the redemption price to the respective holders upon surrender of their stock certificates. Contemporaneously, the Company shall furnish such holders evidence of such deposit and instructions. Any monies deposited by the Company pursuant hereto for the redemption of shares thereafter converted into shares of Common pursuant to Section 5 hereof no later than the last business day preceding the date of redemption, shall be returned to the Company forthwith upon such conversion. The balance of any monies deposited by the Company pursuant hereto remaining unclaimed at the expiration of one (1) year following the date of redemption shall thereafter be returned to the Company upon its request expressed in a resolution of its Board of Directors. The holders of the Preferred Stock shall have the right to specifically enforce the Company's obligations under this Section 4.

     SECTION 5. CONVERSION. The holders of Preferred Stock shall have conversion rights as follows ("Conversion Rights"):

         (a)      RIGHT TO CONVERT.

                     (i) Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common, as is determined with respect to the Series A Preferred by dividing $0.65 by the Conversion Price for the Series A Preferred Stock determined as hereinafter provided in effect at the time of conversion, with respect to the Series B Preferred, by dividing $1.00 by the Conversion Price for the Series B Preferred determined as hereinafter provided in effect at the time of conversion, with respect to the Series C Preferred, by dividing $1.00 by the Conversion Price for the Series C Preferred determined as hereinafter provided in effect at the time of conversion, with respect to the Series D Preferred, by dividing $1.50 by the Conversion Price for the Series D Preferred determined as hereinafter provided in effect at the time of conversion and with respect to the Series E Preferred, by dividing $2.50 by the Conversion Price for the Series E Preferred determined as hereinafter provided in effect at the time of conversion.

                     (ii) The initial Conversion Price for the Series A Preferred shall be $0.65 per share (the "Series A Conversion Price"). The initial Conversion Price for the Series B Preferred shall be $1.00 per share (the "Series B Conversion Price"). The initial Conversion Price for the Series C Preferred shall be $1.00 per share (the "Series C Conversion Price"). The initial Conversion Price for the Series D Preferred shall be $1.50 per share (the "Series D Conversion Price"). The initial Conversion Price for the Series E Preferred shall be $2.50 per share (the "Series E Conversion Price"). In the event of a notice of redemption of any shares of Preferred Stock pursuant to Paragraph 4 hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the last business day preceding the date of redemption, unless the Company defaults under Paragraph 4, in which case the notice of redemption shall be deemed to have been revoked and the Company shall be required to give a new notice of redemption.

                    (iii) The initial Series E Conversion Price shall be retroactively adjusted to the Original Issuance Date of the Series E Preferred to Two Dollars and Ten Cents

                                      8.

($2.10) upon the occurrence of an Adjustment Event (as defined below). In the event of any such retroactive adjustment to the Series E Conversion Price, all intervening adjustments to the Series E Conversion Price made in accordance with this Section 5 shall be recalculated and based upon the initial Series E Conversion Price as so retroactively adjusted. For purposes of adjustment of the Series E Conversion Price, an "Adjustment Event" shall mean any of the following: (a) failure of the Company to receive notice from the U.S. Food and Drug Administration dated on or before September 30, 1998 of the approval of the Company's pre-market approval application for the SalEst system ("PMA Approval"); (b) a Sale of the Company (as defined below) prior to PMA Approval; or (c) an underwritten public offering of the Company's Common Stock at a price per share to the public of less than $4.75 (subject to proportionate adjustment in the case of recapitalizations, stock splits, stock dividends or combinations of shares) prior to PMA Approval. "Sale of the Company" shall mean (i) a merger or consolidation or any other corporate reorganization or business combination in each case in which fifty percent (50%) or more of the Company's outstanding voting stock (or the stock of the surviving entity in the event of a transaction in which the Company does not survive) is transferred from the then present holders to different holders (not including an issuance by the Company of stock to raise investment funds) in a single transaction or series of related transactions; or (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company.

         (b) MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common, he shall surrender the certificate or certificates therefor (or comply with applicable lost certificate provisions) at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common to which he shall be entitled as aforesaid and, if less than all the shares of the Preferred Stock represented by such certificate are converted, a certificate representing the shares of Preferred Stock not converted. In the event of any conversion at the election of a holder of Preferred Stock, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

         (c) ADJUSTMENTS TO THE SERIES A CONVERSION PRICE, SERIES B CONVERSION PRICE, SERIES C CONVERSION PRICE, SERIES D CONVERSION PRICE AND SERIES E CONVERSION PRICE FOR DILUTING ISSUES.

                  (i) SPECIAL DEFINITIONS. For purposes of this subparagraph 5(c), the following definitions apply:

                        (1) "OPTIONS" shall mean rights, options, or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as hereinafter defined).

                                      9.

                        (2) "ORIGINAL ISSUE DATE" shall mean the date on which a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock was first issued (but in no event as to the Series E Preferred Stock any date earlier than the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware).

                        (3) "CONVERTIBLE SECURITIES" shall mean any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                        (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean any capital stock (including the Common Stock and the Preferred Stock) of the Company whether now authorized or not, and rights, options or warrants to purchase capital stock, and securities of any type whatsoever that are, or may become, convertible into capital stock; PROVIDED, that the term "Additional Shares of Common Stock" does not include (A) securities issuable upon conversion of or with respect to the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock (including warrants to purchase Series B Preferred Stock);
(B) in an aggregate amount of up to 2,113,622 shares of Common Stock to officers, directors, employees and consultants of the Company; PROVIDED, HOWEVER, that such number may be increased with the approval of the Board of Directors and any additional shares of Common issued to employees, directors and consultants pursuant to such approval shall not be considered "New Securities" for purposes of this Section 5(c); PROVIDED FURTHER, that any Option issued under this Section 5(c)(i)(4), to the extent that it expires without being exercised, will be treated as never having been issued for purposes of this Section 5(c)(i)(4); PROVIDED FURTHER, that the number set forth in this Section 5(c)(i)(4) be subject to proportionate adjustment in the case of recapitalizations, stock splits, stock dividends or combinations of shares; (C) pursuant to warrants or other rights to purchase Common (and the issuance of shares of Common on the exercise thereof) issued to the Company's suppliers, customers or lessors or to lenders providing financing to the Company solely for the purchase of equipment with the approval of the Board of the Directors; or (D) as a dividend or distribution on the Preferred Stock.

              (ii) NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the number of Shares of Common Stock into which the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred Stock or Series E Preferred Stock is convertible shall be made, by adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in respect of the issuance of Additional Shares of Common Stock or otherwise, unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the respective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

              (iii) DEEMED ISSUE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of

                                      10.

any class of securities then entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, issuable upon the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to subparagraph 5(c)(vi) hereof) of such Additional Shares of Common Stock would be less than the respective Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                         (1)  no further adjustments in the respective
Conversion Prices shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                         (2)  if such Options or Convertible Securities by
their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities (PROVIDED, HOWEVER, that no such adjustment of the respective Conversion Prices shall affect Common Stock previously issued upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred);

                         (3)  upon the expiration of any such Options or any
rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the respective Conversion Prices computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                             (A)  in the case of Convertible Securities or
Options for Common Stock the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange, and

                                      11.

                              (B)  in the case of Options for Convertible
Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to subparagraph 5(c)(vi)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                         (4)  no readjustment pursuant to clause (2) or (3)
above shall have the effect of increasing the respective Conversion Prices to an amount which exceeds the lower of (1) such Series A, Series B, Series C, Series D or Series E Conversion Price on the original adjustment date, or (2) such Series A, Series B, Series C, Series D or Series E Conversion Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                         (5)  in the case of any Options which expire by
their terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Series A, Series B, Series C, Series D or Series E Conversion Price shall be made (except as to shares of Series A, Series B, Series C, Series D or Series E Preferred Stock converted in such period), until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause (3) above; and

                         (6)  if any such record date shall have been fixed
and such Options or Convertible Securities are not issued on the date fixed thereof, the adjustment previously made in the Series A, Series B, Series C, Series D or Series E Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and shall instead be made on the actual date of issuance, if any.

                    (iv) ADJUSTMENT OF SERIES A CONVERSION PRICE, SERIES B CONVERSION PRICE, SERIES C CONVERSION PRICE, SERIES D CONVERSION PRICE AND SERIES E CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK. In the event the Company shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5(c)(iii) hereof) without consideration or for a consideration per share less than the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price in effect on the date of and immediately prior to such issue, then and in such event, such Series A Conversion Price, or Series B Conversion Price, Series C Conversion Price, Series D Conversion Price or Series E Conversion Price shall be reduced, concurrently with such issue (calculated to the nearest cent) determined by multiplying such Conversion Price by a fraction
(x) the numerator of which shall be the number of shares of Common outstanding immediately prior to such issue (including all shares of Common issuable upon conversion of the outstanding Preferred Stock) plus the number of shares of Common that the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (y) the denominator of which shall be the number of shares of Common outstanding immediately prior to such issue (including all shares of Common issuable upon conversion of the outstanding Preferred Stock) plus the number of such Additional Shares of Common so

                                      12.

issued; PROVIDED, HOWEVER, that, for the purposes of this Section 5(c)(iv) all shares of Common issuable upon conversion of outstanding shares of Preferred Stock and shares of Common issuable upon conversion of outstanding Convertible Securities without payment of any additional consideration shall be deemed to be outstanding.

Notwithstanding the foregoing, the respective Conversion Prices shall not be so reduced at such time if the amount of such reduction would be an amount less than one cent ($0.01), but any such amount shall be carried forward and any deduction with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any other amount or amounts so carried forward, shall aggregate one cent ($0.01) or more.

                         (v)  ADJUSTMENT OF CONVERSION PRICE FOR STOCK
DIVIDENDS, SUBDIVISIONS AND COMBINATIONS. In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common payable in Common, or effect a subdivision or combination of the outstanding shares of Common (by reclassification or otherwise than by payment of a dividend in Common), then and in any such event, the Conversion Price shall be proportionally decreased in the case of a stock dividend or subdivision and proportionately increased in the case of a combination of shares, effective in the case of such dividend, immediately after the close of business on the record date for the determination of holders of Common entitled to receive such dividend, or in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

                         (vi)  DETERMINATION OF CONSIDERATION.  For purposes
of this Section 5(c), the consideration received by the Company for the issuance of any Additional Shares of Common shall be computed as follows:

                             (1)  CASH AND PROPERTY.  Such consideration shall:

                                  (A)  insofar as it consists of cash, be
computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

                                  (B)  insofar as it consists of property
other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors of the Company; and

                                  (C)  in the event Additional Shares of
Common are issued together with other shares of securities or other assets of the Company for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board of Directors of the Company.

                             (2)  OTHER OPTIONS AND CONVERTIBLE SECURITIES.
For the purpose of computing the initial adjustment of the Conversion Price pursuant to Section 5(c)(iii) (but not for the readjustment pursuant to subsection 3(B) of that Section), the consideration per

                                      13.

share received by the Company for Additional Shares of Common deemed to have been issued pursuant to Section 5(c)(iii) shall be determined by dividing:

                                  (A)  the total amount, if any, received or
receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

                                  (B)  the maximum number of shares of Common
issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                  (vii) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive a dividend or other distribution payable in capital stock of the Company other than shares of Common, then and in each such event provision shall be made so that the holders of Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities of the Company that they would have received had their Preferred Stock been converted into Common on the record date of such event and had they thereafter, during the period from the record date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of the Preferred Stock.

              (d) NO IMPAIRMENT. The Company will not, by amendment of its Amended and Restated Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

              (e) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of any Conversion Price pursuant to this
Section 5, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common and the amount, if any, of other property which, at the time, would be received upon the conversion of the Preferred Stock.

                                      14.

              (f) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock and of the shares of Preferred Stock issuable upon exercise of outstanding Options, the Company shall promptly use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purpose. In determining the number of shares of Common issuable upon conversion of the Preferred Stock as a result of the possibility that declared dividends will be paid in shares of Common, the Company may use a fair market value for the Common as determined from time to time in good faith by its Board of Directors.

              (g) PAYMENT OF TAXES. The Company shall pay all issue taxes and other governmental charges (other than income or other taxes imposed upon profits realized by the recipient) that may be imposed in respect of the issue or delivery of shares of Common or other securities or property upon conversion of shares of Preferred Stock; PROVIDED, HOWEVER, that the Company shall not be obligated to pay any tax or other charge imposed in connection with any transfer involved in the issue and delivery of shares of Common or other securities in any name other than that in which the shares of Preferred Stock were registered.

              (h) NO REISSUE. Any shares of Preferred Stock that are converted by the holder shall not be reissued and the certificates representing such shares shall be appropriately canceled on the books of the Company.

              (i) RECLASSIFICATION; RECAPITALIZATION. In the event of any reclassification of the Common or recapitalization involving Common (other than a change in par value or as a result of a stock dividend, subdivision, or combination of shares or any event described in Section 3(b)), each holder of the Preferred Stock shall thereafter be entitled to receive and provisions shall be made therefor, in an agreement relating to the reclassification or recapitalization, upon conversion of the Preferred Stock, the kind and number of shares of Common or other securities or property (including cash) of the Company, to which such holder of Preferred Stock would have been entitled if he had held the number of shares of Common of the Company into which the Preferred Stock was convertible immediately prior to such reclassification or recapitalization; and in any such case, appropriate adjustment shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of the Preferred Stock, to the end that the provisions set forth herein (including the specific changes and other adjustments to the Conversion Price), shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares, other securities or property thereafter receivable upon conversion of the Preferred Stock.

              (j) NOTICES OF RECORD DATE. In the event that this Company shall propose at any time:

                       (i) to declare any dividend or distribution upon its Common, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                                      15.

                       (ii) to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                       (iii)  to effect any reclassification or
recapitalization of its Common outstanding involving a change in the Common;
or

                       (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in connection with each event, this Company shall send to the holders of the Preferred Stock:

                             (1)  at least twenty (20) days prior written
notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                             (2)  in the case of the matters referred to in
(iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place (and specifying the date on which the holders of Common shall be entitled to exchange their Common for securities or other property deliverable upon the occurrence of such event or such earlier date, if any, on which a record shall be taken of the holders of Common who shall be entitled to exchange their Common).

             (k) MANNER OF NOTICE. Any notice required by this Section 5 shall be deemed given if given by certified mail, postage prepaid, return receipt requested, addressed to the holders of Preferred Stock at the address for each such holder as shown on the books of this Company.

             (l) FRACTIONAL SHARES. No fractional share shall be issued upon the conversion of any share or shares of Preferred Stock. All shares of Common (including fractions thereof) issuable upon conversion of more than one share of Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of a fraction of a share of Common, the Company shall, in lieu of issuing any fractional share, if funds are legally available therefor, pay the holder otherwise entitled to such fraction a sum in cash equal to the fair market value of such fraction on the date of conversion (as determined in good faith by the Board of Directors of the Company).

             (m) AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common at the then applicable Conversion Price immediately prior to the effectiveness of the registration statement filed with respect to a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common for the account of this Company to the public at a price per share (prior to the deduction of underwriting commissions

                                      16.

and expenses) of not less than $5.00 (subject to proportionate adjustment in the case of recapitalizations, stock splits, stock dividends or combinations of shares) and resulting in the receipt by the Company of aggregate gross sales proceeds of more than $7,500,000. In the event of such offering, the person(s) entitled to receive the Common issuable upon such conversion of Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the effectiveness of such registration statement, except that any such person may specify an earlier time for conversion in accordance with Sections 5(a) and 5(b).

             (n) ELECTION TO REQUIRE CONVERSION. The holders of at least 65% of the number of votes of the outstanding shares of Preferred Stock voting together as a single class may, by written notice to the Company, elect to have all outstanding shares of Preferred Stock converted into Common as of the date specified in the notice or as of the date of the notice if no date is specified. Upon the delivery of such notice signed by the requisite number of holders, all outstanding shares of Preferred Stock shall automatically be converted into shares of Common at the Conversion Price in effect on the effective date of such conversion.

   SECTION 6. VOTING RIGHTS. Except as otherwise set forth in this Certificate or as otherwise required by law, the holders of Preferred Stock and the holders of Common shall be entitled to notice of any stockholders' meeting and to vote together as one class upon any matter submitted to the stockholders for a vote on the following basis:

             (a) COMMON VOTE. Each share of Common issued and outstanding shall have one vote.

             (b) PREFERRED STOCK VOTE. Each holder of Preferred Stock shall have a number of votes equal to the number of shares of Common into which the Preferred Stock held by such holder is then convertible, as adjusted from time to time under Section 5 hereof.

             (c) QUORUM. For matters to be voted on by the Preferred Stock and Common together as one class, a quorum shall consist of a majority of the votes attributable to the Common and Preferred Stock as set forth in Sections 6(a) and (b) hereof.

             (d) SERIES C PREFERRED STOCK VOTE. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series C Preferred, voting as a single class, shall be necessary for effecting or validating the authorization or issuance of any other equity security of the Company (including any security convertible into or exercisable for any equity security) with rights, preferences or privileges senior to the Series C Preferred.

             (e) SERIES D PREFERRED STOCK VOTE. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series D Preferred, voting as a single class, shall be necessary for effecting or validating the authorization or issuance of any other equity security of the Company (including any security convertible into or exercisable for any equity security) with rights, preferences or privileges senior to the Series D Preferred.

                                      17.

             (f) SERIES E PREFERRED STOCK VOTE. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the outstanding shares of Series E Preferred, voting as a single class, shall be necessary for effecting or validating the authorization or issuance of any other equity security of the Company (including any security convertible into or exercisable for any equity security) with rights, preferences or privileges senior to the Series E Preferred.

             (g) SERIES C, SERIES D AND SERIES E PREFERRED STOCK VOTE. In addition to any other vote or consent required herein or by law, the vote or written consent of the holders of a majority of the number of votes of the outstanding shares of Series C, Series D and Series E Preferred, voting as a single class, shall be necessary for effecting or validating any agreement to sell, lease or otherwise dispose of all or substantially all of the assets, property or business of the Company, or to merge or consolidate the Company with any person, or permit any other person to merge into it, or any other reorganization except for mergers, consolidations or reorganizations in which the Company is the surviving corporation and, after giving effect to the merger, consolidation, or reorganization, the holders of the Company's outstanding capital stock immediately preceding such merger own at least fifty percent (50%) of the outstanding capital stock of the surviving corporation.

      SECTION 7. COVENANTS. In addition to any other rights provided by law or agreement, so long as any Preferred Stock shall be outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of at least 65% of the number of votes of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred voting together as a single class:

             (a) amend or repeal any provision of, or add any provision to, the Company's Amended and Restated Certificate of Incorporation or Bylaws if such action would adversely change the powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of the Preferred Stock, or increase the number of shares of Preferred Stock authorized hereby;

             (b) authorize or issue shares of any class of stock not authorized herein having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock, issue any shares of Preferred Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having option rights to purchase, any shares of Preferred Stock or other stock of this Company having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of the Preferred Stock;

             (c) reclassify any class or series of stock into, or exchange any class or series of stock for, shares having any preference or priority as to dividends or assets superior to or on a parity with any such preference or priority of any series of Preferred Stock;

             (d)  reclassify or cancel shares of the Preferred Stock;

             (e) merge into, or consolidate with, any corporation or other entity or sell or lease (as lessor) more than five percent of the Company's total consolidated assets in any

                                      18.

twelve-month period (other than mortgages, deeds of trust, pledges or other hypothecations of real or personal property approved by the Company's board of directors and other than sales or other dispositions of inventory in the normal course of business), or liquidate, dissolve or recapitalize or reorganize in any form of transaction;

             (f)  amend or repeal any provision of this Section 7.

Notwithstanding the provision of this Section 7, any performance required by the Company under the Company's Amended and Restated Certificate of Incorporation may be waived with the affirmative vote or written consent of the holders of at least 65% of the number of votes of the outstanding shares of Preferred Stock.

     SECTION 8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein shall be vested in the Common.

     FIFTH: Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Company.

     SIXTH: A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

     RESOLVED FURTHER, that the foregoing Amended and Restated Certificate of Incorporation is hereby approved and adopted."





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                                     19.

     IN WITNESS WHEREOF, Biex, Inc. has caused this Amended and Restated Certificate of Incorporation to be executed by its undersigned duly authorized officer this 27th day of August, 1997.

                              BIEX, INC.



                              By:   /s/ James Edlund
                                   -------------------------
                                   James Edlund, President















[AMENDED AND RESTATED CERTIFICATE OF INCORPORATION]